Filed pursuant to Rule 433

Registration No. 333-121067

LEHMAN BROTHERS

Fixed Income Derivative Products

15YR NC 3MO Lehman Range Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 18, 2005, the prospectus supplement dated May 18, 2005, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-212-528-6428/1-212-528-8576.

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	Moody’s A1/ S&P A+/ Fitch A+

Issue Size:	$3,000,000

CUSIP:	52517PE31

Trade Date	1/23/06

Settlement Date:	2/24/06

Maturity Date:	2/24/21

Coupon:	8.0%, subject to Range Accrual Provision

Day Count Basis:	30/360

Range Accrual Provision:

The Coupon shall accrue for each day LIBOR is within the LIBOR Accrual Range on each LIBOR Observation Determination Date, i.e. less than the LIBOR Accrual Range maximum and above the LIBOR Accrual Range minimum. For days that LIBOR is not within the LIBOR Accrual Range, the Minimum Coupon accrues (Minimum Coupon = 0%)

LIBOR Accrual Range:	From 2/24/06 to but excluding 2/24/21, the Range will be 0% (inclusive) to 7.0% (inclusive)

LIBOR Source:	LIBOR is the 6- Month USD LIBOR BBA setting at 11:00am London time as published on Telerate page 3747. Backup source is average of 5 BBA reference banks

Coupon Payment Dates:	Quarterly on 24th of February, May, August and November, commencing May 24, 2006, subject to Optional Redemption

LIBOR Accrual Reset Dates:	Daily

LIBOR Observation Date:

With respect to each London Business Day that does not occur during the LIBOR Suspension Period, that London Business Day. With respect to each day that is not a London Business Day not occurring during the LIBOR Suspension Period, the last preceding London Business Day. With respect to each day occurring during the LIBOR Suspension Period, the LIBOR Observation Date will be the last London Business Day preceding the first day of such LIBOR Suspension Period.

LIBOR Suspension Period:	The period beginning on the fifth New York and London Business Day prior to but excluding each Interest Payment Date (including the Maturity Date).

Business Days:	New York and London

Optional Redemption:

Lehman Brothers Holdings Inc. has the right to call the Notes in whole or in part at par quarterly on the 24th of each February, May, August and November, commencing May 24, 2006, with 5 New York and London Business Days notice.

Payment Convention:	Modified following New York and London Business Day convention with no adjustment for period end dates.

Issue Price:	100.0%

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

Risk Factors

An investment in the Notes entails certain risks not associated with an investment in conventional fixed rate medium-term notes.  See “Risk Factors” generally in the prospectus supplement dated May 18, 2005.  The interest rate on the Notes will be fixed, subject to the “Range Accrual Provision” described above.  Investors should consider the risk that the “Range Accrual Provision” applicable to the Notes may result in less interest being payable on the Notes than on a conventional fixed rate debt security issued by Lehman Brothers Holdings Inc. at the same time. Investors should also consider the risk that 6-Month LIBOR, determined on a daily basis, may be less than the LIBOR Range minimum (if the minimum is greater than zero) or exceed the LIBOR Range maximum on one or more London Business Days during the applicable period, in which event no interest will accrue for the related days during the period.  As a result, less interest may be payable on the Notes than on a conventional fixed rate debt security issued by Lehman Brothers Holdings at the same time.  The level of 6-Month LIBOR depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings Inc. has no control.  The table presented below under “Historical Levels of 6-Month LIBOR” illustrates the variability of that rate:

The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings Inc., including the level and direction of interest rates, the Range Accrual Provision applicable to the Notes, the anticipated level and potential volatility of 6-Month LIBOR, the method of calculating 6-Month LIBOR, the time remaining to the maturity of the Notes, the right of Lehman Brothers Holdings to redeem all or a portion of the Notes from time to time, the aggregate principal amount of the Notes and the availability of comparable instruments.

Certain United States Federal Income Tax Consequences

Treatment of Notes as Variable Rate Debt Instruments

The Issuer believes that the Notes provide for interest at an “objective rate” and therefore constitute “variable rate debt instruments.” Under such characterization, holders of the Notes would report interest as ordinary income at the time it is paid or accrued in accordance with their method of accounting for tax purposes. There can be no assurance that the Internal Revenue Service (“IRS”) will agree with this treatment of the Notes, and it is possible that the IRS could assert another treatment which could affect the amount, timing and character of income, gain or loss in respect of the Notes.

Investors who purchase the Notes at a market discount or premium should consult their tax advisors regarding the appropriate rate of accrual or amortization for such market discount or premium. Investors should consult their tax advisors regarding possible alternative treatments of the Notes, including the possible application of the contingent payment debt regulations. See “United States Federal Income Tax Consequences—Debt Securities—Consequences to United States Holders” in the prospectus dated May 18, 2005.

Historical Levels of 6-Month LIBOR

The following table, showing the historical level of 6-Month LIBOR in effect for the hypothetical LIBOR Observation Dates listed below.  The historical experience of 6-Month LIBOR should not be taken as an indication of the future performance of 6-Month LIBOR during the term of the Notes. Fluctuations in the level of 6-Month LIBOR make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical LIBOR Observation Date	6 month USD LIBOR (%)
11/24/2005	4.35
8/24/2005	4.05
5/24/2005	3.51
2/24/2005	3.13
11/24/2004	2.597
8/24/2004	1.98
5/24/2004	1.59
2/24/2004	1.17
11/24/2003	1.23
8/25/2003	1.201
5/26/2003	1.21
2/24/2003	1.34

11/25/2002	1.48
8/26/2002	1.8
5/24/2002	2.11
2/25/2002	2.04
11/26/2001	2.221
8/24/2001	3.52
5/24/2001	4.042
2/26/2001	5.04
11/24/2000	6.7
8/24/2000	6.816
5/24/2000	7.041
2/24/2000	6.35
11/24/1999	6.036
8/24/1999	5.888
5/24/1999	5.176
2/24/1999	5.09
11/24/1998	5.128
8/24/1998	5.688
5/25/1998	5.777
2/24/1998	5.656
11/24/1997	5.906
8/25/1997	5.844
5/26/1997	5.938
2/24/1997	5.562
11/25/1996	5.531
8/26/1996	5.688
5/24/1996	5.562
2/26/1996	5.188
11/24/1995	5.688
8/24/1995	5.938
5/24/1995	6.062
2/24/1995	6.438
11/24/1994	6.312
8/24/1994	5.312
5/24/1994	5
2/24/1994	4
11/24/1993	3.5
8/24/1993	3.438
5/24/1993	3.438
2/24/1993	3.312
11/24/1992	3.938
8/24/1992	3.562
5/25/1992	4.125
2/24/1992	4.5
11/25/1991	4.938
8/26/1991	5.875
5/24/1991	6.188
2/25/1991	6.875
11/26/1990	8
8/24/1990	8.438
5/24/1990	8.5

2/26/1990	8.312
11/24/1989	8.125
8/24/1989	8.938
5/24/1989	9.438
2/24/1989	10.312
11/24/1988	9.25
8/24/1988	9
5/24/1988	7.812
2/24/1988	6.875